EXHIBIT 10.40
THE GOLDMAN SACHS
AMENDED AND RESTATED STOCK INCENTIVE PLAN
OUTSIDE DIRECTOR

     This Award Agreement sets forth the terms and conditions of an Award of RSUs granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”) as of                                        .
     1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement which are not defined in this Award Agreement have the meanings as used or defined in the Plan.
     2. Award.                      RSUs are subject to this Award. Each RSU constitutes an unfunded and unsecured promise of GS Inc. to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, one share of Common Stock (a “Share”) (or cash or other property equal to the Fair Market Value thereof) on the Delivery Date as provided herein. Until such delivery, you have only the rights of a general unsecured creditor and no rights as a shareholder of GS Inc. This Award is subject to all terms and provisions of the Plan and this Award Agreement.
     3. Delivery.
     (a) In General. Except as provided below in this Paragraph 3 and subject to Paragraphs 6 and 7, the Delivery Date shall be on the last Business Day in May in the year following the year in which you cease to be a director of the GS Inc. Board. The Firm may deliver cash or other property in lieu of all or any portion of the Shares otherwise deliverable on the Delivery Date. Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, delivery of Shares shall be effected by book-entry credit to the Custody Account or to a brokerage account approved by the Firm. No delivery of Shares shall be made unless you have timely established the Custody Account or such other brokerage account as is approved by the Firm. You shall be the beneficial owner of any Shares properly credited to the Custody Account or delivered to a brokerage account approved by the Firm. You shall have no right to any dividend or distribution with respect to such Shares if the record date for such dividend or distribution is prior to the date the Custody Account or such other brokerage account as is approved by the Firm is properly credited with such Shares.
     (b) Death. Notwithstanding any other Paragraph of this Award Agreement, if you die prior to the Delivery Date, the Shares (or cash or other property in lieu of all or any portion thereof) corresponding to your Outstanding RSUs shall be delivered to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Outstanding RSUs under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).

     4. Dividend Equivalent Rights. Prior to the delivery of Shares (or cash or other property in lieu thereof) pursuant to this Award Agreement, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of the Common Stock, you shall be entitled to receive an amount in cash or other property equal to such regular cash dividend payment that would have been made in respect of the Shares not yet delivered, as if the Shares had been actually delivered.
     5. Non-transferability. Except as may otherwise be provided in this Paragraph or as otherwise may be provided by the Committee, the limitations set forth in Section 3.5 of the Plan shall apply. Any assignment in violation of the provisions of this Paragraph 5 shall be void. The Committee may adopt procedures pursuant to which you may transfer some or all of your RSUs through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.
     6. Conflicted Employment. Notwithstanding anything in this Award Agreement to the contrary, if you accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization or any agency, or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Outstanding RSUs would result in an actual or perceived conflict of interest (“Conflicted Employment”), then you shall receive, at the sole discretion of the Firm, either a lump sum cash payment or a delivery of the underlying Shares in respect of your then Outstanding RSUs, in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment; provided, however, that payment or delivery in respect of RSUs as a result of this Paragraph shall be made only at such time and if and to the extent as would not result in the imposition of any additional tax to you under Section 409A of the Code (which governs the taxation of certain deferred compensation).
     7. Withholding, Consents and Legends.
     (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan, provided that the Committee may determine not to apply the minimum withholding rate specified in Section 3.2.2 of the Plan.
     (b) Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as defined in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable, and by accepting this Award, you agree to the matters described in Section 3.3.3(d) of the Plan.

     (c) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable. GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
     8. Successors and Assigns of GS Inc. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of GS Inc. and its successors and assigns.
     9. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement in any respect in accordance with Section 1.3 of the Plan, and the Board may amend the Plan in any respect in accordance with Section 3.1 of the Plan. Notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent (or the consent of your estate, if such consent is obtained after your death), except that the Committee reserves the right to accelerate the delivery of the Shares and in its discretion provide that such Shares may not be transferable until the Delivery Date. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Board or any other person or persons authorized by the Board.
     10. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
     11. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

     IN WITNESS WHEREOF, GS Inc. and you have caused this Award Agreement to be duly executed and delivered.

Date:

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title:
Accepted and Agreed:

By: